PRESS RELEASE
FOR RELEASE MARCH 16, 2012 AT 5:00 p.m.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE QUARTER AND YEAR ENDED DECEMBER 31, 2011

Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it realized net income of $23,900 for the year ended December 31, 2011, as compared to a net loss of $856,600 for the year ended December 31, 2010. The increase in net income between the periods was primarily due to a provision for loan losses of $66,000 during the year ended December 31, 2011 as compared to a $1.5 million provision for the 2010 fiscal year. The higher provision during the year ended December 31, 2010 as compared with 2011 primarily was due to the fact that we recognized during 2010 the increased potential for problems in our loan portfolio given the continued weak economic conditions. In response to this, we substantially increased our allowance for loan losses through the provision for loan losses during the year ended December 31, 2010. Also contributing to the increase in net income during the year ended December 31, 2011 was a decrease of $261,000, or 6.1%, in noninterest expenses.

Nonaccrual loans amounted to $3.8 million at December 31, 2011 and $663,000 at December 31, 2010.  Net loan charge-offs amounted to $115,600 during the year ended December 31, 2011, compared to $478,000 during the year ended December 31, 2010. As of December 31, 2010, nonaccrual loans included two lot loans totaling $545,500 and three one- to- four family residential loans totaling $117,000. During the year ended December 31, 2011, one of the lot loans totaling $360,000 was sold at foreclosure, and the other lot loan totaling $185,500 was written down to $117,000 and  $2,000 in principal payments have been received on that loan. That lot loan totaling $115,000 as of December 31, 2011 is included in the nonaccrual loan total at December 31, 2011. During that same period, two of the three one- to- four family residential loans totaling $8,000 were sold at foreclosure. The other one- to- four family residential loan totaling $109,000 at December 31, 2010 has had a principal payment of $1,600 during the year ended December 31, 2011, and the remaining balance of $107,500 is included in the nonaccrual loan total at December 31, 2011.  As of December 31, 2011, nonaccrual loans included a $1.6 million speculative construction loan on a residential property where the builder has declared bankruptcy, a $194,000 lot loan to the same builder, four troubled debt restructured loans totaling $1.3 million, two home equity lines of credit totaling $93,000, and nine one- to- four family residential loans for $687,000.

    We had net income of $88,000 for the three months ended December 31, 2011, as compared to a net loss of $285,000 for the three months ended December 31, 2010.  The increase in net income between the periods was primarily due to recognizing a net recovery of $1,000 in our provision for loan losses during the three months ended December 31, 2011, as compared to an actual provision for loan losses of $336,000 for the three months ended December 31, 2010.

    At December 31, 2011, our assets totaled $175.3 million, an increase of $5.6 million, or 3.3%, from total assets of $169.7 million at December 31, 2010.  The increase in assets for the year ended December 31, 2011 was due mainly to the proceeds of the offering undertaken in connection with the conversion of Fraternity Federal Savings and Loan Association from mutual to stock form, completed March 31, 2011. At December 31, 2011, we had $31.4 million of securities available-for-sale compared to $21.4 million at December 31, 2010, representing an increase of $10.0 million, or 47.1%.  The increase was due to investing of excess liquidity.  At December 31, 2011, we had $7.8 million of securities held-to-maturity compared to $0 at December 31, 2010.  We had $$111.9 million in loans receivable as of December 31, 2011, compared to $110.5 million as of December 31, 2010, an increase of $1.4 million, or 1.3%.  Cash and cash equivalents decreased by $11.0 million due to the purchase of the investment securities. Other real estate owned decreased by $2.0 million, to zero at December 31, 2011.

    The Company’s consolidated tangible equity was $30.1 million at December 31, 2011 compared to $16.0 million at December 31, 2010. The increase was due to the Company’s conversion and stock offering completed on March 31, 2011. The bank remains well capitalized with a tier one leverage ratio, tier one risk based capital ratio and total risk based capital ratio of 13.50%, 25.21% and 26.46%, respectively, as compared to 9.51%, 17.78% and 19.03%, respectively for the same measures as of December 31, 2010.

    Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc.

Balance Sheets

	December 31, 2011	December 31, 2010
ASSETS	(in thousands)	(in thousands)

Cash and due from banks	$1,034	$4,490
Interest-bearing deposits in other banks	13,889	21,392
Investment Securities	39,257	21,366
Loans, Net	111,925	110,492
Other Real Estate Owned	0	2,016
Other Assets	9,226	9,903
Total Assets	$175,331	$169,659

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	121,200	$129,995
Advances from the Federal Home Loan Bank	22,500	22,583
Advances by borrowers for taxes and insurance	831	663
Other Liabilities	683	432
Total Liabilities	145,214	153,673
Stockholders' Equity	30,117	15,986
Total Liabilities & Stockholders' Equity	175,331	$169,659

	For the Three Months	For the Three Months	For the Year Ended	For the Year Ended
	Ended Dec 31, 2011	Ended Dec 31, 2010	Ended Dec 31, 2011	Ended Dec 31, 2010
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Interest Income

Loans	1466	1629	5837	6623
Investment Securities	278	147	1023	784
Other	12	12	46	53
Total Interest Income	1756	1788	6906	7460

Interest Expense
Deposits	518	719	2384	2958
Borrowings	245	226	914	902
Total Interest Expense	763	945	3298	3860

Net Interest Income	993	843	3608	3600

Provision for Loan Losses	(1)	336	66	1501

Net Int Income
after Provision for Loan Losses	994	507	3542	2099

Noninterest Income	75	155	365	596
Noninterest Expense	966	1198	3990	4251

Net Earnings Before Income Taxes	103	(536)	(83)	(1556)

Income Tax Expense (Benefit)	15	(251)	(107)	(699)

Net Earnings	88	(285)	24	(857)